SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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[     ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ X ] Definitive Proxy Statement
[     ] Definitive Additional Materials
[     ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

MACATAWA BANK CORPORATION
(Name of registrant as specified in its charter)

________________________________________________________________________
(Name of person(s) filing Proxy Statement, if other than the Registrant)

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[ X ] No fee required
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March 7, 2008

Dear Shareholder:

        We invite you to attend the 2008 Annual Meeting of Shareholders. This year’s meeting will be held on Thursday, April 24, 2008, at 10:00 A.M., at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan 49426.

        It is important that your shares are represented at the Annual Meeting. Please carefully read the Notice of Annual Meeting and Proxy Statement. Whether or not you expect to attend the Annual Meeting, please sign, date and return the enclosed proxy in the envelope provided at your earliest convenience.

Sincerely, /s/ Benj. A. Smith, III Benj. A. Smith, III Chairman of the Board and Chief Executive Officer

MACATAWA BANK CORPORATION

10753 Macatawa Drive
Holland, Michigan 49424

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 24, 2008

To Our Shareholders:

        The 2008 Annual Meeting of Shareholders of Macatawa Bank Corporation will be held at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan 49426, on Thursday, April 24, 2008, at 10:00 A.M., local time, for the following purposes:

1.	To elect two directors for a term of three years.

2.	To transact such other business as may properly come before the meeting or at any adjournment thereof.

        Shareholders of record at the close of business February 28, 2008, will be entitled to vote at the meeting or any adjournment thereof. Whether or not you expect to be present in person at this meeting, you are urged to sign the enclosed Proxy and return it promptly in the enclosed envelope. If you do attend the meeting and wish to vote in person, you may do so even though you have submitted a Proxy.

March 7, 2008 Holland, Michigan	By order of the Board of Directors /s/ Philip J. Koning Philip J. Koning Secretary

Dated: March 7, 2008

MACATAWA BANK CORPORATION

10753 Macatawa Drive
Holland, Michigan 49424
_________________

PROXY STATEMENT

For the Annual Meeting of Shareholders
to be held April 24, 2008
_________________

SOLICITATION OF PROXIES FOR ANNUAL MEETING

        This Proxy Statement is furnished to the Shareholders of Macatawa Bank Corporation (the “Company”) in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders which will be held at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan 49426, April 24, 2008, at 10:00 A.M., local time.

        The Annual Meeting is being held for the following purposes:

1.	To elect two directors for a term of three years.

2.	To transact such other business as may properly come before the meeting or to any adjournment thereof.

        If a proxy in the form distributed by the Company’s Board of Directors is properly executed and returned to the Company, the shares represented by the proxy will be voted at the Annual Meeting of Shareholders and at any adjournment of that meeting. Where shareholders specify a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted FOR the nominees named by the Board of Directors in the proxy. Shares not voted at the meeting, whether by abstention, broker non-vote, or otherwise, will not be treated as votes cast at the meeting. Votes cast at the meeting and submitted by proxy will be tabulated by Macatawa Bank.

        A proxy may be revoked prior to its exercise by delivering a written notice of revocation to the secretary of the Company, executing and delivering a proxy of a later date or attending the meeting and voting in person. Attendance at the meeting does not automatically act to revoke a proxy.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        On February 28, 2008, the record date for determination of shareholders entitled to vote at the Annual Meeting, there were 17,086,337 outstanding shares of common stock of the Company. Shares cannot be voted unless the shareholder is present at the meeting or is represented by proxy. As of February 28, 2008, no person was known by management to be the beneficial owner of more than 5% of the Company’s common stock.

ELECTION OF DIRECTORS

        The Company’s Articles of Incorporation provide for the division of the Board of Directors into three classes of nearly equal size with staggered three-year terms of office. The number of directors constituting the Board of Directors is determined from time to time by the Board of Directors. The Board is currently composed of six members.

        The Board of Directors has nominated Robert E. DenHerder and Arend D. Lubbers for election as directors. Mr. DenHerder and Mr. Lubbers are each incumbent directors and are being nominated for a three year term to expire at the 2011 Annual Meeting. The nominations of the Directors standing for re-election at the 2008 Annual Meeting were unanimously recommended for the Board’s selection by the independent Directors of the Board and were unanimously approved by the full Board of Directors.

        Holders of common stock should complete the accompanying proxy. Unless otherwise directed by a shareholder’s proxy, it is intended that the votes cast upon exercise of proxies in the form accompanying this statement will be in favor of electing each of the nominees named above. Mr. DenHerder and Mr. Lubbers are presently serving as directors of the Company. The following pages of this Proxy Statement contain more information about the nominees and other directors of the Company.

        A plurality of the votes cast at the Annual Meeting is required to elect the nominee as a director of the Company. As such, the individual who receives this number of votes cast by the holders of the Company’s common stock will be elected as directors. Shares not voted at the meeting, whether by abstention, broker non-vote, or otherwise, will not be treated as votes cast at the meeting. Votes cast at the meeting and submitted by proxy will be tabulated by Macatawa Bank.

        Except for the persons nominated by the Board of Directors, no other persons may be nominated for election at the 2008 Annual Meeting. The Company’s Articles of Incorporation require at least 60 days prior written notice of any other proposed nomination and no such notice has been received. If any nominee becomes unavailable for election due to circumstances not now known, the accompanying proxy will be voted for such other person to become a director as the Board of Directors selects.

        Additional information about the director nomination process is provided in this Proxy Statement under “Corporate Governance – Director Nominations.”

The Board of Directors recommends a vote FOR the election of the persons nominated by the Board.

INFORMATION ABOUT DIRECTORS

        The content of the following table is based upon information as of January 15, 2008, furnished to the Company by the directors. Except as described in the notes following the table, the following directors have sole voting and dispositive power as to all of the shares set forth in the following table.

Name	Age	Year First Became a Director	Amount and Nature of Beneficial Ownership(1)		Percent Of Common Stock

Nominees for Election as Directors for a
Term Expiring in 2011

Robert E. DenHerder (a)	53	1997	327,241	(2)	1.9%

Arend D. Lubbers (b)	77	2003	30,406	(3)	0.2%

Directors Whose Terms Expire in 2009

G. Thomas Boylan (b)	85	1997	335,456	(4)	2.0%

Benj. A. Smith III (b)	64	1997	480,957	(5)	2.8%

Directors Whose Terms Expire in 2010

John F. Koetje	72	1998	367,913	(6)	2.2%

Philip J. Koning	53	1997	105,813		0.6%

(a)	Member of the Audit Committee
(b)	Member of the Compensation Committee

(1)	Except as described in the following notes, each nominee and director owns the shares directly and has sole voting and investment power or shares voting and investment power with his or her spouse under joint ownership. Includes shares of common stock that are issuable under options that are exercisable or will become exercisable within sixty (60) days. The share ownership of the following directors includes shares subject to options that are currently exercisable: Mr. Koetje (55,803 shares), Mr. Koning (38,227 shares), Mr. Den Herder (56,515 shares), Mr. Lubbers (19,490 shares) Mr. Boylan (51,315 shares) and Mr. Smith (71,413 shares).
(2)	Includes 51,998 shares owned by Mr. DenHerder’s spouse.
(3)	Includes 9,728 shares owned by Mr. Lubbers’ spouse.
(4)	Includes 2,350 shares owned by Mr. Boylan’s spouse.
(5)	Includes 15,494 shares owned by Mr. Smith’s spouse and 67,378 shares held in a trust for the benefit of Mr. Smith’s spouse.
(6)	Includes 40,000 shares held in a trust for the benefit of Mr. Koetje’s spouse

        G. Thomas Boylan is a director of the Company and of Macatawa Bank (the “Bank”). Mr. Boylan serves as the President of Light Metals Corporation, a manufacturing company located in Wyoming, Michigan, where he has been employed since 1947.

        Robert E. DenHerder is a director of the Company and the Bank. Mr. DenHerder is President of Premovation Audio, Holland, Michigan, a custom sales and installation company of audio and video equipment for commercial and residential applications. From January, 1980 to December, 1999, Mr. DenHerder served as the President of Uniform Color Co., a company located in Holland, Michigan, which manufactures color concentrate for the plastics industry focusing on automotive suppliers.

        John F. Koetje is a director of the Company and the Bank. Mr. Koetje is a partner in John F. Koetje and Associates, a West Michigan builder of residential and light commercial real estate and apartment complexes where he has been employed for 42 years.

        Philip J. Koning has served as President and Chief Executive Officer of the Bank since its inception in November, 1997, and serves as the President, Secretary and Treasurer of the Company, as a director of both the Company and the Bank, and as Chairman of the Bank. Mr. Koning was employed by Smith & Associates Investment Management Services prior to February 1998. Mr. Koning has over 30 years of commercial banking experience and served from 1992 to 1997 as Community Bank President with First of America Bank in Holland.

        Arend D. Lubbers is a director of the Company and the Bank. Mr. Lubbers is an independent consultant and previously served as the President of Grand Valley State University from 1969 to 2001. Mr. Lubbers served as a director of Grand Bank Financial Corporation and Grand Bank from 1990 to 2002. Mr. Lubbers is a graduate of Hope College and received his graduate degree from Rutgers University.

        Benj. A. Smith, III is the Chairman, Chief Executive Officer and a director of the Company and is also a director of the Bank. Mr. Smith is an active financial entrepreneur and is currently establishing a number of community banks in Florida. Mr. Smith served from 1992 to 2006 as the President of Smith & Associates Investment Management Services, an investment management firm located in Holland, Michigan. Prior to 1992, Mr. Smith gained 21 years of banking experience at First Michigan Bank Corporation and its subsidiary FMB-First Michigan Bank of Zeeland, Michigan.

COMPENSATION OF DIRECTORS

        The directors of the Company, excluding officers of the Bank, receive an annual retainer of $25,000, and are paid $1,200 per board meeting attended and $550 for committee meetings attended. In addition to the standard 2007 compensation Mr. Boylan, Mr. DenHerder, Mr. Koetje, Mr. Lubbers and Mr. Smith were each paid $20,000 as special recognition of their years of service. Bank directors receive $8,000 for an annual retainer, $800 per board meeting attended and $550 per committee meeting attended.

        The following table sets forth the annual and long-term compensation paid to the Company’s Directors for services rendered during 2007.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Option Awards ($)(2)	All Other Compensation (3)	Total

G. Thomas Boylan	$69,850	-	$20,000	$89,850
Robert E. DenHerder	$69,850	-	$20,000	$89,850
John F. Koetje	$68,500	-	$20,000	$88,500
Philip J. Koning (4)	-	-	-	-
Arend D. Lubbers	$61,200	-	$20,000	$81,200
Benj. A. Smith, III (5)	$60,300	-	$20,000	$80,300

(1)	Amounts in this column reflect amounts paid in cash for services as a director in 2007.
(2)	Option Awards were not granted in 2007. The aggregate number of option awards outstanding at 12/31/07 for each Company Director are as follows; Mr. Boylan 51,315, Mr. DenHerder 64,783, Mr. Koetje 55,803, Mr. Koning 61,350, Mr. Lubbers 27,758, and Mr. Smith 79,679.
(3)	Payment in cash as special recognition for years of service.
(4)	See Summary Compensation Table on Page 13 describing Mr. Koning’s compensation for serving as Chief Executive Officer and President of the Bank and Treasurer and Secretary of the Company.
(5)	See Summary Compensation Table on Page 13 describing Mr. Smith’s compensation for serving as Chief Executive Officer of the Company.

CORPORATE GOVERNANCE

        Meetings of the Board of Directors – The Company’s Board of Directors had eleven meetings in 2007. All directors attended at least three-fourths of the aggregate number of meetings of the Board and Board committees in which they were eligible to attend. The Company encourages members of its Board of Directors to attend the Annual Meeting of Shareholders. All of the Directors attended the Annual Meeting of Shareholders held April 19, 2007.

        Director Independence – The Board of Directors has determined that Mr. Boylan, Mr. DenHerder, Mr. Koetje and Mr. Lubbers are independent within the meaning of the rules promulgated by the National Association of Securities Dealers (NASD).

        Meetings of Independent Directors – The Company’s independent directors meet periodically in executive sessions without any management directors in attendance. If the Board of Directors convenes a special meeting, the independent directors may hold an executive session if the circumstances warrant.

        Director Nominations — The Board of Directors has adopted a formal written board resolution addressing the nomination process for the election of directors. The Board of Directors does not have a nominating committee because it believes that obtaining input from all directors in connection with Board nominations enhances the nomination process. The Company’s nomination process requires that director nominees be selected or recommended for Board selection by a majority of the independent directors. These independent directors meet the requirements of independence set forth in the listing standards for NASDAQ.

        The Board of Directors will consider candidates for director put forward by shareholders. Director nominees should possess the highest personal and professional ethics, integrity and values, and must be committed to representing the long-term interests of the shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The Board of Directors seeks to identify candidates with diverse experience in business, management, marketing, finance, and other areas that are relevant to our activities. Additionally, director nominees should have sufficient time to effectively carry out their duties. Shareholders may propose nominees for consideration by the Board of Directors by submitting the names, appropriate biographical information and qualifications in writing to: Philip J. Koning, Secretary of the Board of Directors, Macatawa Bank Corporation, 10753 Macatawa Drive, Holland, MI 49424-3119. The Company does not pay any third party to assist in the process of identifying or evaluating candidates. In considering any nominee proposed by a shareholder, the Board of Directors will reach a conclusion based on the criteria described above. After full consideration, the shareholder proponent will be notified of the decision of the Board of Directors. The Board of Directors has not rejected any director candidate put forward by a shareholder or group of shareholders that beneficially own more than 5% of the Company’s Common Stock for at least one year at the time of the recommendation.

        Shareholder Communication with Directors – Shareholders may communicate with members of the Company’s Board of Directors by mail addressed to the full Board of Directors, to a specific member or to a particular committee of the Board of Directors at Macatawa Bank Corporation, 10753 Macatawa Drive, Holland, Michigan 49424.

        Code of Ethics – The Company has adopted a Code of Ethics for Senior Officers. The Senior Officer Code of Ethics is available upon request by writing to the Chief Financial Officer, Macatawa Bank Corporation, 10753 Macatawa Drive, Holland, Michigan 49424.

        Problem Resolution Policy – The Company strongly encourages employees to raise possible ethical issues. We maintain a problem resolution hotline to receive reports of ethical concerns or incidents, including, without limitation, concerns about accounting, internal controls or auditing matters. Users of the hotline may choose to remain anonymous. We prohibit retaliatory action against any individual for raising legitimate concerns or questions, or for reporting suspected violations.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors developed the Audit Committee Charter. In accordance with the charter, the Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing the financial reports, the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company’s auditing, accounting and financial reporting processes.

        The Board of Directors has examined the composition of the Audit Committee in light of the rules of the National Association of Securities Dealers governing audit committees and has determined that all members of the Audit Committee are “independent” within the meaning of those rules. The Board of Directors has determined that the audit committee does not have an “audit committee financial expert” as that term is defined by the Securities and Exchange Commission. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and accounting matters to serve effectively on the Committee. The Audit Committee held four meetings during 2007.

        The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2007. The Audit Committee has also reviewed and discussed with management the report of management on internal control over financial reporting as of December 31, 2007.

        We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

        We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

        Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Form 10-K for the year ended December 31, 2007.

        In issuing this report, we note that management is responsible for the Company’s financial reporting process, including its systems of internal control, and for the preparation of financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures, and therefore our discussions with management and the independent auditors do not assure that the financial statements are presented in accordance with generally accepted accounting principles. We have relied, without independent verification, on management’s representation that the financial statements have been prepared in conformity with U.S. generally accepted accounting principles and on the representations of the independent auditors included in their report on the Company’s financial statements.

Robert E. DenHerder	Doug Padnos*	Birgit Klohs*	Wayne Elhart*	Tom Wesholski*

*Director of Macatawa Bank

EXECUTIVE COMPENSATION

Committee Report on Executive Compensation

        The Compensation Committee is responsible for evaluating the Company’s overall compensation structure and programs. This includes conducting reviews of the Company’s general executive compensation policies and establishing, implementing and monitoring the administration of the compensation program in accordance with the Company’s compensation strategy. The Compensation Committee does not have a charter.

        All of the executive officers of the Company are also executive officers of the Bank, except for Benj. A. Smith, III who is Chairman and Chief Executive Officer of the Company and a director of the Bank. Company officers other than Mr. Smith serve as officers of the Company as an incident to their primary service as an officer and employee of the Bank and receive no compensation directly from the Company.

        The Compensation Committee recommends to the independent members of the Board of Directors the compensation of the Company’s executive officers. The Compensation Committee met two times during 2007. All members of the Compensation Committee are independent, with the exception of Mr. Smith. Mr. Smith serves as the chairman of the Compensation Committee. The recommendations of the Compensation Committee were unanimously determined and approved by the independent Directors of the Board. The CEO and other executive officers were not present during voting and final deliberations regarding executive compensation. The independent Directors of the Board meet the requirements of independence set forth in the listing standards for The NASDAQ Stock Market.

        The base salaries of all officers and senior managers other than the named executives are established by the Bank’s President and Chief Executive Officer. Generally, the types of compensation and benefits paid to the executive officers are similar to those provided to other officers of the Company.

        The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, as well as the accompanying tables, with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement to be delivered to shareholders.

G. Thomas Boylan	Arend D. Lubbers	Benj. A. Smith III

COMPENSATION DISCUSSION & ANALYSIS

Objective of the Company’s Compensation Program

        The Company strives to attract, motivate and retain high-quality executives by providing total compensation that is performance-based, reasonable and competitive with the labor market and industry in which the Company competes for talent. The Company provides incentives to advance the interests of shareholders and deliver levels of compensation that are commensurate with performance. Overall, the Company designs its compensation program to:

•	Support the corporate business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement;
•	Retain and recruit executive talent; and
•	Create a strong performance alignment with shareholders.

        The Company seeks to achieve these objectives through three key compensation elements:

•	A base salary;
•	A performance-based annual bonus (i.e. short-term incentives), which is paid in cash; and
•	Periodic (generally annual) grants of long-term, equity based compensation (i.e. longer-term incentives), such as stock options and/or restricted stock, which may be subject to performance-based and/or time-based vesting requirements.

Competitive Considerations

        In making compensation decisions with respect to each element of compensation, the Company considers the competitive market for executives and compensation provided by comparable companies. The Company regularly reviews the compensation practices at companies with which it competes for talent. Industry compensation information is obtained from the annual Michigan Bankers Association Compensation & Benefits Survey, Crowe Midwest Region Financial Industry Compensation Survey, and Watson & Wyatt Survey Report on Financial Institution Corporate Benchmark Positions. The Company does not attempt to set each compensation element for each executive within a particular range related to levels provided by industry peers. Instead, the Committee uses market comparisons as one factor in making compensation decisions. Other factors considered when making individual executive compensation decision include individual contribution and performance, reporting structure, internal pay relationship, complexity and importance of role and responsibilities, leadership and growth potential.

Executive Compensation Practices

        The Company’s practices with respect to each of the three compensation elements identified above, as well as other elements of compensation, are set forth below, followed by a discussion of the specific factors considered in determining key elements of fiscal year 2007 compensation for the named executive officers. This information is intended to provide a background for the data included in the executive compensation tables that follow this section.

Base Salary

        Purpose – The objective of the base salary is to reflect job responsibilities, value to the Company and individual performance with respect to market competitiveness.

        Considerations – Base salaries are reviewed annually and are based on a variety of factors, including:

•	The nature and responsibility of the position and, to the extent available, salary norms for persons in comparable positions at comparable companies;
•	The expertise of the individual executive;
•	The performance and potential of the individual executive;
•	The competitiveness of the market for the executive's services; and
•	The recommendations of the Chairman and Chief Executive Officer (except in the case of his own compensation).

        2007 Decisions – The Committee reviewed this information for the named executives in December, 2006 and recommended to the independent members of the Board of Directors the compensation of the Company’s executive officers. Based on the factors described above Mr. Smith’s salary remained at $200,000, and effective March 1, 2007 Mr. Koning’s salary was increased to $295,610, Mr. Haan’s salary was increased to $257,500, and Mr. Swets’ salary was increased to $175,100.

Annual Bonus

        Purpose – The compensation program provides for an annual bonus that is performance linked. The plan sets forth performance incentives that are payable if the annual performance objectives established by the Board of Directors is met or exceeded. The objective of the program is to compensate individuals based on the achievement of specific goals aligned with shareholder value, superior earnings growth and expense control. Mr. Smith does not participate in the bonus program.

        Discretion – Under the bonus plan, the Company has discretion as to whether annual bonuses for the Company’s named executive officers will be paid in cash, restricted stock, stock options or a combination thereof. Any restricted stock or stock options are granted under a long-term incentive plan approved by the shareholders of the Company. The Company also retains discretion, in appropriate circumstances, to grant a lower bonus or no bonus at all.

        Considerations – The annual bonus process for named executive officers involves four basic steps pursuant to the Company’s management incentive program:

•	At the outset of the fiscal year:
(1)	Set the overall Company performance goals for the year;
(2)	Set individual performance measures for the year; and
(3)	Set a target bonus for each individual.
•	After the end of the fiscal year:
(4)	Measure actual performance (individual and Company-wide) against the predetermined Company performance goals and individual performance measures to determine the appropriate adjustment to the target bonus, as well as other performance considerations related to unforeseen events during the year.

        These four steps are described below:

        (1)        Setting Company performance goals – At the end of each fiscal year, the Company sets performance goals for the Company for the following year. In determining the extent to which pre-set performance goals are met for a given period, the Company exercises its judgment whether to reflect or exclude the impact of changes in accounting principles and extraordinary, unusual or infrequently occurring events reported in the Company’s public filings. The Company performance goal for the 2007 bonus program was established in December, 2006 and was based upon the net income of the Company exceeding the budget.

        (2)        Setting individual performance measures – As it sets Company-wide performance goals, the Company also set individual performance measures for each named executive officer. These measures allow the Company to play a more proactive role in identifying performance objectives beyond purely financial measures, including for example, exceptional performance of each individual’s functional responsibilities as well as leadership, collaboration, growth initiatives and other activities that are critical to driving long-term value for shareholders.

        (3)        Setting the target bonus – The Company establishes a target bonus amount for each named executive officer, based on a percentage of base salary. The target bonus takes into account all factors that the Company deems relevant, including (but not limited to) a review of peer group compensation both within the financial services industry and the Company’s assessment of the aggressiveness of the level of growth and performance reflected in the Company’s strategic plan. For each of the performance goals, there is a formula that establishes a payout range around the target bonus allocation. The formula determines the percentage of the target bonus to be paid, based on a percentage of goal achievement, with a minimum below which no payment will be made and an established upper cap. In 2007 payments under this plan could range from 0% to 50% of the President and Chief Executive Officer’s base salary, 0% to 50% of the Executive Vice President’s base salary and 0% to 35% of the Senior Vice President and Chief Financial Officer’s base salary.

        (4)        Measuring performance – The Company reviews actual performance against each of the performance goals established at the outset of the year to make its bonus assessment after the end of the fiscal year. This includes an analysis of the executive officer’s performance to any extra-ordinary events or transactions.

        2007 Decisions – At the end of 2006 the Company performance goal for the 2007 bonuses was established and was based upon the net income of the Company exceeding the budget. Due to many factors, including the state of the local economy and interest rate trends affecting the financial services industry, the 2007 Company performance goal was not met. No bonuses were awarded for 2007 performance.

Long-Term Incentive Compensation

        Purpose – The long-term incentive program provides a periodic award (typically annual) that is performance based. The objective of the program is to align compensation for executive officers over a multi-year period directly with the interests of shareholders of the Company by motivating and rewarding creation and preservation of long-term shareholder value. The level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to named executive officers and the goals of the compensation program described above.

        Consideration – The Company’s long-term incentive compensation generally takes the form of a mix of stock option and restricted stock awards. These two vehicles reward shareholder value creation in slightly different ways. Stock options (which have exercise prices equal to the market price at the date of grant) reward named executive officers only if the stock price increases. Restricted stock is impacted by all stock price changes, so the value to named executive officers is affected by both increases and decreases in stock price. The Company adjusts the mix of award types as part of the long-term incentive award. Awards are generally made near the end of each calendar year. In determining the annual grants of stock options and restricted stock, the Company considers market data on total compensation packages, the value of long-term incentive grants, total shareholder return, and, except in the case of the Chief Executive Officer, the recommendations of the Chief Executive Officer.

        Stock Options – The long-term incentive program calls for stock options to be granted with an exercise price equal to the fair market value of the Company’s stock on the date of grant. Generally, the stock options vest 100% after three years, based on continued employment. The Company defines fair market value as the end of the day price on the date of grant. The Company uses the end of day price to simplify reporting. The Company will not grant stock options with exercise prices below the market price of the Company’s stock on the date of grant (determined as described above), and will not reduce the exercise price of options (except in connection with adjustments to reflect recapitalizations, stock or extraordinary dividends, stock splits, mergers, spin-offs and similar events permitted by the relevant plan) without shareholder approval. New options grants to named executives typically have a term of ten years.

        Restricted Stock – Restricted stock granted as long-term compensation to named executive officers generally vest 100% after three years. Holders of restricted stock have the right to receive dividends with respect to such restricted stock awards to the extent dividends are paid generally on the common stock.

        Periodic Review – The Company intends to review both the annual bonus program and the long-term incentive program annually to ensure that their key elements continue to meet the objectives described above.

        2007 Decisions – In 2007, the Company did not grant any long-term compensation for named executive officers pursuant to the program described above. The Committee recommended further discussion of long-term compensation decisions in 2008.

        Subsequent Option Grants – On January 17, 2008, the Company awarded long-term compensation pursuant to the program described above resulting in the awards of stock options to Mr. Koning (20,000), Mr. Haan (20,000) and Mr. Swets (15,000). In determining this grant of stock options, the Company considered market data on total compensation packages, the value of long-term incentive grants, total shareholder return and shareholder dilution and, except in the case of the Chief Executive Officer, the recommendations of the Chief Executive Officer.

Other Benefits

        The Company offers other components of compensation that are generally provided to other employees and are important to attracting and retaining highly qualified personnel. Executive officers are eligible to participate in group health and life insurance benefits, supplemental unemployment benefits and the Company 401(k) plan.

Perquisites

        Perquisites that the Company makes available to Executive Officers are limited to a few benefits not generally available to all of our employees. These include term life insurance premiums paid by the Company for the benefit of the executive officers, an automobile allowance for the President and Chief Executive Officer, and local country club memberships for use in connection with Company business.

Total Compensation

        In making decisions with respect to any element of a named executive officer’s compensation, the Company considers the total compensation that may be awarded to the officer, including salary, annual bonus and long-term compensation. The Company’s goal is to award compensation that is reasonable when all elements of potential compensation are considered.

SUMMARY COMPENSATION TABLE

        The following table sets forth the annual and long-term compensation paid to the Company’s Chief Executive Officer, the President and Chief Executive Officer of the Bank, the Executive Vice President of the Bank, and the Senior Vice President and Chief Financial Officer of the Company and the Bank (collectively referred to as the “Named Executives”) for services rendered during 2006 and 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)(4)	Stock Awards ($)	Option Awards ($)(1)	Other Compensation ($)(2)	Total ($)
Benj. A. Smith, III - Chairman of the Board and Chief Executive Officer of the Company and a director of the Bank	2007 2006	$200,000 $200,000	0 0	0 0	$16,394 $16,394	$5,950 0	$222,344 $216,394
Philip J. Koning - Chief Executive Officer and President of the Bank and Treasurer and Secretary of the Company	2007 2006	$295,610 $285,154	0 $114,800	0 0	$41,087 $22,955	$28,083 $40,443	$364,780 $463,352
Ronald L. Haan - Executive Vice President of the Bank	2007 2006	$257,500 $248,461	0 $100,000	0 0	$35,334 $227,797 (3)	$23,787 $33,880	$316,621 $610,138
Jon W. Swets - Senior Vice President and Chief Financial Officer of the Company and the Bank	2007 2006	$175,100 $168,462	0 51,170	0 0	$29,581 $16,394	$8,202 $10,784	$212,883 $246,810

(1)	Amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the years indicated, in accordance with FAS 123R and include amounts from awards granted in prior years. No options were awarded in 2007. Assumptions used in the calculation of these amounts are included in Note 11 to the Company’s audited financial statements for the year ended December 31, 2007.
(2)	Includes an automobile allowance paid by the Company for the benefit of Mr. Koning, as well as term life insurance premiums paid for the benefit of the executive officers, matching contributions to the 401(K) plan accounts, and country club memberships for Mr. Smith, Mr. Koning and Mr. Haan.
(3)	Includes the effect of a special stock option grant on September 1, 2005 with a vest period of one year for accepting employment with the company.
(4)	Performance based annual bonus was not paid for 2007 because the Company performance goal for the year was not met.

Grants of Plan-Based Awards. As noted above the Company did not grant stock options, or other stock awards, pursuant to the Company’s Stock Compensation Plans during 2007.

Outstanding Equity Awards at fiscal Year-End. Shown below is information with respect to options to purchase shares of the Company’s Common Stock granted to the Named Executives and held by them at December 31, 2007. The Named Executives do not own any unvested shares of restricted stock.

Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
Benj. A. Smith, III	28,361 13,081 10,481 9,983 9,507 -	- - - - - 8,266	- - - - - -	$7.34 $9.02 $9.40 $13.22 $15.14 $22.77	11/19/2008 4/18/2012 11/26/2012 11/12/2013 11/18/2014 12/14/2015
Philip J. Koning	4,359 10,481 11,979 11,408 - -	- - - - 11,574 11,549	- - - - - -	$8.23 $9.40 $13.22 $15.14 $22.77 $19.52	12/13/2011 11/26/2012 11/12/2013 11/18/2014 12/14/2015 12/21/2016
Ronald L. Haan	57,878 - -	- 9,920 9,974	- - -	$21.22 $22.77 $19.52	9/12/2015 12/14/2015 12/21/2016
Jon W. Swets	6,290 2,514 9,983 9,506 - -	- - - - 8,266 8,399	- - - - - -	$9.99 $10.15 $13.22 $15.14 $22.77 $19.52	7/01/2012 2/20/2013 11/12/2013 11/18/2014 12/14/2015 12/21/2016

(1)    All options listed vest over a period of either one or three years.

        Options Exercises and Stock Vested. No stock options or vested restricted stock awards were exercised during 2007.

        Security Ownership of Management. The following table shows, as of January 15, 2008, the number of shares beneficially owned by each of the Named Executives identified in the executive compensation tables of this proxy statement and by all Directors and Executive Officers as a group. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all of their respective shares.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock

Benj. A. Smith, III	480,957	2.8%

Philip J. Koning	105,813	0.6%

Ronald L. Haan (2)	74,564	0.4%

Jon W. Swets (3)	43,796	0.3%

All Executive Officers and Directors as a Group (8 persons)	1,766,146	10.4%

(1)	See Footnotes 1 and 5 to the Information About Directors table appearing on page 3 of this Proxy Statement.
(2)	Includes 57,878 shares subject to options that are currently exercisable.
(3)	Includes 1,995 shares held in a trust for the benefit of Mr. Swets’ spouse and 28,293 shares subject to options that are currently exercisable.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

        The Company has entered into an Employment Agreement with Mr. Benj. A. Smith III. This Agreement was amended in May, 2007. The Employment Agreement provides that beginning on the date Mr. Smith resigns as Chief Executive Officer of the Company, for a period of six years he will remain employed by the Company at compensation of $20,833 per month. If Mr. Smith dies, the compensation will be paid for the six year period to his spouse or to his children if his spouse is deceased.

TRANSACTIONS INVOLVING MANAGEMENT

        Directors and officers of the Company and their associates were customers of, and had transactions with, subsidiaries of the Company in the ordinary course of business during 2007. All loans and commitments included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve an unusual risk of collectibility or present other unfavorable features.

        The Audit Committee has established an Audit Committee Charter. The Audit Committee Charter requires the Audit Committee to review and approve all transactions between the Company and parties who are related to the Company to the extent required under applicable laws and rules of NASDAQ. During this review the Audit Committee ensures that each transaction is made on terms comparable to those that could be obtained in arm’s length dealing with an unrelated third party and that the transaction is approved by disinterested directors.

        On October 11, 2006, the Company entered into an Agreement and Plan of Merger with Smith & Associates and Mr. Smith. The transaction was structured as a merger of Smith & Associates into the Company, which in turn contributed the business to Macatawa Bank. The transaction closed January 1, 2007. The transaction was approved by the independent directors of the Company. The purchase price was $3,150,000, less liabilities of Smith & Associates as of the closing date. In addition, a $300,000 contingent payment will be made if revenue from transferred account balances, principal additions to transferred account balances generated by Mr. Smith and new accounts generated by Mr. Smith exceeds $1,700,000 in 2008. The contingent payment based on 2007 revenue was not paid because the specified revenue amount for 2007 was not achieved.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and officers to file reports of ownership and changes in ownership of shares of common stock with the Securities and Exchange Commission. Based upon written representations by each director and officer, all the reports were filed by such persons during the last fiscal year.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

        The combined consolidated financial statements of the Company have been audited by Crowe Chizek and Company LLC, independent certified public accountants. A representative of Crowe Chizek and Company LLC is expected to be present at the annual meeting with the opportunity to make a statement, if desired, and will be available to respond to appropriate questions. The Audit Committee of the Board of Directors requests audit proposals from qualified firms every three years, most recently proposals were requested from four firms in 2007. The Audit Committee analyzed the proposals and appointed Crowe Chizek as the Company’s independent auditor for a three year term.

PRINCIPAL ACCOUNTING FIRM FEES

        The following table sets forth the aggregate fees for services provided to the Company for the services rendered in fiscal years ended December 31, 2007 and 2006 by the Company’s independent accounting firm, Crowe Chizek and Company LLC:

	2007	2006

Audit Fees (1)	$201,545	$190,000
Audit Related Fees	5,168	6,925
Tax Fees (2)	18,920	14,500
All Other Fees (3)	10,000	-

Total Fees	$235,633	$211,425

(1)	“Audit Fees” includes the required auditors’ attesting on the Company’s internal controls over financial reporting for both years.
(2)	“Tax Fees” includes, among other things, tax return preparation and review, and tax planning and advice for both years.
(3)	“All Other Fees” includes other permitted consulting services including, in 2007, a cost segregation study related to cost accounting for new branches in process.

        The Audit Committee discussed with the independent accounting firm and considered whether the provision of services described above under “All Other Fees” is compatible with maintaining the principal accountant’s independence. The Audit Committee has determined that such services for 2007 and 2006 were compatible.

        The Audit Committee is responsible for appointing, compensating and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding the pre-approval of all audit and non-audit services provided by the independent auditor. This policy requires the Audit Committee to receive advance approval for specific projects and categories of services. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of the independent auditor. All services performed after the establishment of the policy have been pre-approved pursuant to the policy.

SHAREHOLDER PROPOSALS — 2009 ANNUAL MEETING

        Any proposal of a shareholder intended to be presented for action at the 2009 annual meeting of the Company must be received by the Company and can be mailed to P.O. Box 3119, Holland, Michigan 49422-3119, not later than November 15, 2008, if the shareholder wishes the proposal to be included in the Company’s proxy materials for that meeting.

MISCELLANEOUS

        The annual report of the Company for the fiscal year ended December 31, 2007, including financial statements, is being mailed to shareholders with this proxy statement.

        An annual report on Form 10-K to the Securities and Exchange Commission for the year ended December 31, 2007, will be provided free to shareholders upon written request. Write to Macatawa Bank Corporation, Attention: Jon W. Swets, P.O. Box 3119, Holland, Michigan 49422-3119, or the Form 10-K may also be accessed by visiting our web site at www.macatawabank.com. The Form 10-K and certain other periodic filings are filed with the Securities and Exchange Commission (the “SEC”). The SEC maintains an Internet web site that contains reports and other information regarding companies, including the Company, that file electronically. The SEC’s web site address is http:\\www.sec.gov.

        The management of the Company is not aware of any other matter to be presented for action at the meeting. However, if any such other matter is properly presented for action, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with their best judgment.

        The cost of soliciting proxies in the accompanying forms will be borne by the Company. The Company may reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses in sending proxy materials to the beneficial owners and obtaining their proxies. In addition to solicitation by mail, proxies may be solicited in person, or by telephone or telegraph, by some regular employees of the Company.

March 7, 2008	By order of the Board of Directors /s/ Philip J. Koning Philip J. Koning Secretary

REVOCABLE PROXY
MACATAWA BANK CORPORATION

[ X ] PLEASE MARK VOTES AS IN THIS EXAMPLE

Annual Meeting of Shareholders

                The undersigned hereby appoints Benj. A. Smith, III and Philip J. Koning, or either of them, of Macatawa Bank Corporation (“Macatawa”), with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of Macatawa that the undersigned is entitled to vote at Macatawa’s Annual Meeting of Shareholders (the “Meeting”), to be held on April 24, 2008, at the Pinnacle Center, located at 3330 Highland Drive, Hudsonville, Michigan 49426, at 10:00 am local time, and any and all adjournments and postponements thereof.

Please be sure to sign and date this Proxy in the box below     [date                 ]

— — — Shareholder sign above — — — — Co-holder (if any) sign above — — —

1.	To elect two directors, to hold office for three year terms.	For [ ]	Withhold [ ]	For All Except [ ]

Robert E. DenHerder and Arend D. Lubbers

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2.	In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends a vote “FOR” the director nominees and each of the proposals.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE DIRECTOR NOMINEES AND FOR EACH OF THE PROPOSALS. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

Detach above card, sign, date and mail in postage paid envelope provided

MACATAWA BANK CORPORATION

        This proxy may be revoked at any time before it is voted by: (i) filing with the Secretary of Macatawa at or before the Meeting a written notice of revocation bearing a later date than this proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of Macatawa at or before the Meeting; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of this proxy). If this proxy is properly revoked as described above, then the power of such attorneys and proxies shall be considered terminated and of no further force and effect.

        The undersigned acknowledges receipt from Macatawa, prior to the execution of this proxy, of Notice of the Annual Meeting and a Proxy Statement.

        Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE PROMPTLY COMPLETE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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